Exhibit 99.1

For Immediate Release

February 28, 2023

SUNSHINE BIOPHARMA SIGNS EXCLUSIVE WORLDWIDE LICENSE WITH UNIVERSITY OF ARIZONA FOR PLpro-BASED COVID-19 TREATMENT

Montreal, Canada – (GLOBE NEWSWIRE) – Sunshine Biopharma Inc. (NASDAQ: “SBFM”), a pharmaceutical company offering and researching life-saving medicines in a variety of therapeutic areas including oncology and antivirals today announced the signing of an exclusive worldwide license agreement (the “License Agreement”) with the University of Arizona. The License Agreement grants Sunshine Biopharma exclusive worldwide rights for all of the University of Arizona and University of Illinois Chicago technology pertaining to PLpro protease inhibitors of SARS-CoV-2, the coronavirus that causes COVID-19. Sunshine Biopharma has been working on this project in collaboration with the University of Arizona since February 2022. The collaboration granted Sunshine Biopharma an exclusive option to obtain a license for the related technology.

Specifically, the licensed technology covers small molecules which have been shown to be efficient inhibitors of PLpro, the second coronavirus protease responsible for suppression of the human immune system thereby making the SARS-CoV-2 virus capable of causing more severe illness. Paxlovid®, an inhibitor for the first protease of SARS-CoV-2 (Mpro) has recently received emergency use authorization from the FDA. Sunshine Biopharma believes that an inhibitor for the second protease will provide another target to combat the virus and help mitigate the occurrence of possible resistance events.

“It’s good to see the work that we started at the beginning of the pandemic is moving forward towards real-world impact,” said Gregory Thatcher, PhD, professor of pharmacology and toxicology at the University of Arizona R. Ken Coit College of Pharmacy.

Dr. Thatcher led the initiative in collaboration with assistant professor Rui Xiong, PhD, and postdoctoral research associate Zhengnan Shen, PhD, at the University of Arizona and collaborators Kiira Ratia, PhD, Lijun Rong, PhD, and Laura Cooper, PhD, at the University of Illinois Chicago.

“The encouraging research results we have obtained in our collaboration with the University of Arizona prompted us to exercise our option to license,” said Dr. Steve Slilaty, CEO of Sunshine Biopharma. “We are very pleased with this milestone in terms of securing the intellectual property of the project as we continue to move forward with the development of our COVID-19 treatment pipeline,” he added.

About University of Arizona

The University of Arizona, a land-grant university with two independently accredited medical schools, is one of the nation's top 50 public universities, according to U.S. News & World Report. Established in 1885, the university is widely recognized as a student-centric university and has been designated as a Hispanic Serving Institution by the U.S. Department of Education. The university ranked in the top 20 in 2019 in research expenditures among all public universities, according to the National Science Foundation, and is a leading Research 1 institution with $734 million in annual research expenditures. The university advances the frontiers of interdisciplinary scholarship and entrepreneurial partnerships as a member of the Association of American Universities, the 66 leading public and private research universities in the U.S. It benefits the state with an estimated economic impact of $4.1 billion annually. For the latest on the University of Arizona response to the novel coronavirus, visit the university's COVID-19 webpage.

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About Sunshine Biopharma Inc.

Sunshine Biopharma recently acquired Nora Pharma Inc. and as a result the Company now has 54 generic prescription drugs on the market in Canada and 44 employees. The Company is planning to expand its product offering to 86 generic pharmaceuticals over the next two years. In parallel, Sunshine Biopharma is continuing its drug development program which is comprised of (i) K1.1 mRNA for liver cancer, (ii) Adva-27a, a small chemotherapy molecule for pancreatic cancer, and (iii) PLpro inhibitor for COVID-19. For more information, please visit: www.sunshinebiopharma.com

Safe Harbor Forward-Looking Statements

This press release contains forward-looking statements which are based on current expectations, forecasts, and assumptions of Sunshine Biopharma, Inc. (the “Company”) that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. These statements appear in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, including statements related to the Company’s drug development activities, financial performance, and future growth. These risks and uncertainties are further described in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in the Company’s filings with the SEC. Reference is hereby made to cautionary statements and risk factors set forth in the Company’s most recent SEC filings.

For Additional Information:

Sunshine Biopharma Contact:

Camille Sebaaly, CFO

Direct Line: 514-814-0464

camille.sebaaly@sunshinebiopharma.com

Sunshine Biopharma Media Contact:

Christine Petraglia

TraDigital IR

Direct Line: 917-633-8980

investors@sunshinebiopharma.com

University of Arizona Media Contact:

Paul Tumarkin

Tech Launch Arizona

Direct Line: 520-626-8770

pault@tla.arizona.edu

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